UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2017

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA.
(Address of Principal Executive Offices)

94608
(Zip Code)

(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Change in Control Severance Benefit Plan
On February 16, 2017, the Compensation Committee of the Board of Directors (the "Committee") of NMI Holdings, Inc. (the "Company") adopted the NMI Holdings, Inc. Change in Control Severance Benefit Plan (the "Plan"), which provides enhanced payments and benefits to key executives who the Company determines are most likely to be impacted by a change in control. Prior to adoption of the Plan, the Company's executive officers' change in control benefits varied, depending on the provisions contained in their respective offer letters, or, with respect to the Company's Chairman and CEO, his employment agreement. The Committee believes it is in the best interests of the Company to adopt the plan to (i) ensure the continued dedication of participants in the Plan and eliminate the distractions that may arise from concerns about personal uncertainties associated with potential transactions the Company may undertake in the future and (ii) have a unified, rather than a varied, approach for each of the Company's existing and future executive officers with respect to their change in control benefits.
The Plan contemplates that the Committee will designate from time to time, in its sole discretion, the executive officers who are eligible to receive benefits under the Plan. Each such employee designated by the Committee to receive benefits under the Plan will receive a "participation notice," confirming the terms of their participation in the plan, including (i) a severance multiple for purposes of determining the participant's cash severance amount (the "Severance Multiple") and (ii) the period of time during which the participant is eligible for medical insurance premium reimbursements (the "COBRA period").
The Plan provides that upon a participant's termination of employment without "Cause" or for "Good Reason," (in each case as defined in the Plan) within 24 months after a "Change in Control," (as defined in the Plan") or six months before a Change in Control (if the termination within that six month period occurs after a definitive agreement that contemplates such Change in Control is executed and the Change in Control occurs), such participant shall be entitled to the following payments, subject to the participant's execution and non-revocation of a release of claims: (i) a lump sum cash payment equal to (A) the sum of the participant's base salary and target discretionary bonus, in each case, as in effect immediately prior to the termination, multiplied by (B) the participant's Severance Multiple; (ii) a lump sum cash payment equal to the cost of medical insurance premiums for the duration of the participant's COBRA Period; (iii) a lump sum cash payment equal to the participant's target discretionary bonus for the fiscal year in which the participant is terminated, pro-rated through the date of termination as described in the Plan; and (vi) any other earned and vested amounts or benefits that the Company is required to pay or provide or for which the participant is eligible to receive from the Company through the date of the termination, to the extent not yet paid or provided.
Change in control severance benefits under the Plan will replace any current change in control severance benefits otherwise payable under another severance plan, program, policy or agreement maintained by the Company and will be paid in lieu of, and not in addition to, any other severance benefits that the participant may be entitled to upon a severance-qualifying termination of employment under the Plan. In addition, any participant who voluntarily terminates employment without Good Reason or due to death or disability or is terminated by the Company for Cause will not be eligible for benefits under the Plan.
The foregoing is only a summary of the terms and conditions of the Plan, which does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference in this Current Report on Form 8-K.
On February 16, 2017, the Committee named each of the Company’s named executive officers as participants at the following Severance Multiple and Cobra Period:
Participant        Severance Multiple    Cobra Period
Bradley Shuster         2x            24 months
Claudia Merkle        1.5x            18 months
Glenn Farrell        1.5x            18 months
William Leatherberry    1.5x            18 months

Clawback Policy
On February 9, 2017, the Committee adopted a Clawback Policy (the "Policy") that allows the Company to recover certain cash and equity based incentive compensation provided to certain "Covered Persons" (primarily the Company's executive officers) if the Company is required to prepare a material accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws.
The foregoing is only a summary of the Policy, which does not purport to be complete and is qualified in its entirety by reference to the full text of the Policy, a copy of which is filed herewith as Exhibit 10.2 and incorporated by reference in this Current Report on Form 8-K.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits
10.1    NMI Holdings, Inc. Change in Control Severance Benefit Plan, effective February 16, 2017.
10.2    NMI Holdings, Inc. Clawback Policy, effective February 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: February 23, 2017	By:	/s/ Nicole C. Sanchez
Nicole C. Sanchez
VP, Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	NMI Holdings, Inc. Change in Control Severance Benefit Plan, effective February 16, 2017.
10.2	NMI Holdings, Inc. Clawback Policy, effective February 9, 2017.

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